Exhibit 3.06

State of Delaware Secretary of State Division of Corporations Delivered 06:11 PM 09/24/2010 FILED 06:03 PM 09/24/2010 SRV 100941002 – 4874729 FILE

CERTIFICATE OF FORMATION

OF

CARDINAL ARKOMA MIDSTREAM, LLC

1.	The name of the limited liability company is Cardinal Arkoma Midstream, LLC (the “Company”).

2.	The registered office of the Company in the State of Delaware is located at 615 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned Authorized Person has executed this Certificate of Formation this 24th day of September, 2010.

/s/ Melissa L. Deal
Melissa L. Deal, Authorized Person

514883 000005 DALLAS 2661991.1

State of Delaware Secretary of State Division of Corporations Delivered 10:39 PM 12/20/2012 FILED 10:39 PM 12/20/2012 SRV 121375287 – 4874729 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CARDINAL ARKOMA MIDSTREAM, LLC

1.	Name of Limited Liability Company:

CARDINAL ARKOMA MIDSTREAM, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1.	The name of the limited liability company is APL Arkoma Midstream, LLC

2.	The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Company’s registered agent at such address is; The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 20th day of December, 2012.

CARDINAL ARKOMA MIDSTREAM, LLC, a Delaware limited liability company

By:	/s/ Robert W. Karlovich, III
Name:	Robert W. Karlovich, III
Title:	Chief Financial Officer

LW:714763.1